Exhibit 99.6

Representation to the Securities and Exchange Commission Pursuant to Item 8.A.4 of Form 20-F

OmnigenicsAI Corp (the “Company”) has included in this Registration Statement on Form F-4 audited combined financial statements of OmnigenicsAI Corp, prepared in accordance with IFRS Accounting Standards, for the fiscal years ended June 30, 2024 and 2023.

Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”) provides that a company may comply with only the 15-month requirement in such item if the issuer is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Pursuant to the Instruction, the Company hereby represents to the U.S. Securities and Exchange Commission that:

1. the Company is not required by any jurisdiction outside the United States to comply with a requirement to issue audited financial statements not older than 12 months at the date of filing the Registration Statement;

2. full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

3. the Company does not anticipate that its audited financial statements for the fiscal year ended June 30, 2025 will be available until October 2025; and

4. in no event will the Company seek effectiveness of this registration statement on Form F-4 if its audited financial statements are older than 15 months at the time of the Company’s issuance of securities to the APx Acquisition Corp. I securityholders.

Date: July 3, 2025

By:	/s/ Federico Trucco
Name:	Federico Trucco
Title:	Director